Exhibit 99.10

HUARUI INTERNATIONAL NEW MATERIAL LTD.

No. 110 Huancun West Road

Huaxi Industrial Park, Huashi Town

Jiangyin, Jiangsu Province

People’s Republic of China 214421

February 17, 2022

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Huarui International New Material Ltd. – Registration Statement on Form F-1

Representation Under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

The undersigned, Huarui International New Material Ltd., a foreign private issuer organized under the laws of the British Virgin Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to the initial public offering (“IPO”) of the Company’s ordinary shares. This letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F.

The Registration Statement contains audited consolidated financial statements for the two years ended December 31, 2019 and December 31, 2020, in each case prepared in accordance with accounting principles generally accepted in the United States of America, and unaudited interim financial statements for the six months ended June 30, 2021.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period subsequent to June 30, 2021.

3.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2021 will be available until March 31, 2022.

5.	In no event will the Company seek effectiveness of its Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Huarui International New Material Ltd.

/s/ Huhujie Sun
Name:	Huhujie Sun
Title:	Chief Executive Officer and Chairman of the Board